EXHIBIT 10.24

PURCHASE AND SALE AGREEMENT

BY AND AMONG

GLOBAL WATER RESOURCES, LLC

AND

SONORAN UTILITY SERVICES, LLC

DATED

JUNE 15, 2005

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of June 15, 2005, by and among GLOBAL WATER RESOURCES, LLC, a Delaware limited liability company (“Purchaser/GWR”), and SONORAN UTILITY SERVICES, LLC, an Arizona limited liability company (“Sonoran/Seller”),

W I T N E S S E T H:

WHEREAS, Sonoran and GWR operate water and wastewater utilities that are adjacent to each other in and near the City of Maricopa; and

WHEREAS, the growth and service needs of the area continue to accelerate; and

WHEREAS, the Parties acknowledge and agree that as of the date of this Agreement each is serving customers; and

WHEREAS, the Parties have identified certain efficiencies and benefits that will accrue to the landowners, homeowners and businesses if the Parties combined their operations; and

WHEREAS, Sonoran is the contract manager of the 387 Domestic Water Improvement District (“387 DWID”) and the 387 Wastewater Improvement District (“387 WWID”) (collectively “the Districts”) and the Parties acknowledge and agree that this Sale, all its terms, conditions, representations and warranties are conditioned upon District actions to review, consent or approve the Sale pursuant to the Management Agreements; and

WHEREAS, GWR holds certificates of convenience and necessity to its service areas; and

WHEREAS, agreement has been reached on the terms by which GWR will acquire the Assets; and

WHEREAS the Parties agree that the consideration set forth is fair and reasonable and shall be paid, pursuant to the terms of this Agreement; and

WHEREAS, the Parties agree that GWR has entered into a contractual relationship with Sonoran for the provision of all utility services required of Sonoran, the “Interim Operating and Bulk Water & Wastewater Services Agreement” dated April 14 2005 (hereinafter the “IOA”); and

WHEREAS, the Parties acknowledge that GWR will make efforts that result in all existing Master Utility Agreements (“MUA”) between developers and Sonoran being replaced with new agreements between developers and GWR; and

WHEREAS, the Parties agree that Palo Verde Utilities Company (“PVU”) and Santa Cruz Water Company (“SCW”) will apply for the extensions of their service areas through a contiguous CC&N expansion through the ACC, and apply to the CAAG for the amendment of the 387 District’s 208 waste water planning area into PVU’s 208 waste water planning area; and

WHEREAS, the Parties have entered into the binding April 14, 2005 Letter of Intent (“LOI”)(attached hereto as Exhibit 1) and agree that the Conditions Precedent of the LOI have been or will be materially satisfied in a manner which allows PVU and SCW to acquire the Assets of the Districts and/or Sonoran. These assets will include, but not be limited to, the water plant, the sewer plant, all lines installed in the ground, pump stations and real property owned or controlled by the Districts and/or Sonoran, the operating contracts for the 387 DWID and the 387 WWID and the infrastructure contracts; and

WHEREAS, the Parties acknowledge that there was a requirement to acquire a certain parcel of land for the proposed 5.6 MGD wastewater treatment plant for approximately Eight Hundred Thousand and No/100 Dollars ($800,000.00) and that this land will not be required for GWR to provide the required service. Therefore, this transaction is specifically excluded from this agreement, and will be terminated or retained by the Seller on or before the Closing. Notwithstanding the foregoing, approximately one half acre of this parcel will be needed for a lift station which Purchaser shall receive; and

WHEREAS, the Parties acknowledge that closing and post-closing the Parties shall continue to expend their best efforts to obtain all necessary approvals and documentation by working cooperatively with one another; and

WHEREAS, prior to closing the Sale, GWR shall support all efforts of Sonoran with government, regulatory authorities, landowners and others to continue providing service within the Districts; and

WHEREAS, the Parties incorporate herein by this reference all of the terms and conditions contained in the LOI; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the Assets of the Seller, for the consideration, on the terms and subject to the conditions set forth in this Agreement.

WHEREAS the Assets will be worth substantially more than the Purchase Price set forth herein when combined with the assets of GWR given the infrastructure that GWR presently has in place as well as the expanded CC&N which will allow PVU and SCW to provide water and wastewater services to the area of the 387 District

NOW, THEREFORE, in consideration of the mutual covenants, promises, representations, and warranties contained herein, the Purchaser agrees to purchase and the Seller agrees to sell the Assets of Sonoran on the terms and conditions set forth herein:

ARTICLE 1

DEFINITIONS

The terms defined in this Article I, whenever used in this Agreement (including in the Schedules) shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

ACC: means the Arizona Corporation Commission.

Additional Purchase Consideration: as defined in Section 2.3.2.

ADOR: means Arizona Department of Revenue.

ADWR: means the Arizona Department of Water Resources.

Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement: means this Purchase and Sales Agreement, including the Schedules and Exhibits hereto.

Applicable Law: means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Assets: means all assets, except Excluded Assets, associated with the operation of Sonoran (including all capital and profits) including but not limited to the Management Agreements, all real property described on Schedule 3.1.14(b), tanks, surface/ground water treatment equipment, pump stations, wells, water rights, water distribution systems, vehicles and all real and personal property assets, inventory and equipment currently used to conduct the operation of the 387 DWID, the Management Agreements for the 387 Domestic Water Improvement District and the assets thereof, inclusive of all real property described on Schedule 3.1.14(b), waste water collection infrastructure, waste water treatment facilities, water reclamation facilities and all ancillary and auxiliary equipment vehicles and all real and personal property assets, inventory and equipment currently used for the 387 WWID to conduct its business. Assets shall further include all rights to distributions, together with the right to exercise all privileges, powers and remedies as the operator of the 387 DWID and the 387 WWID.

AzPDES: means Arizona Pollutant Discharge Elimination System.

Business: means all of the business operations of Sonoran as currently conducted.

CAAG: means the Central Arizona Association of Governments.

CAAG208 or 208 Plan: means a wastewater facility plan reviewed and approved by the Central Arizona Association of Governments under Section 208 of the Clean Water Act.

CC&N: means the Certificate of Convenience and Necessity granted by the ACC to the respective utility companies which will allow PVU and SCW to provide water and wastewater services to the area of the 387 Districts.

Closing: as defined in Section 2.2.

Closing Costs: as defined in Section 9.1.

Closing Date: as defined in Section 2.2.

Closing Date Balance Sheets: means the separate balance sheets prepared in respect of Sonoran in accordance with past practices consistently applied reflecting the respective assets and liabilities of Sonoran as of the Closing Date and reflecting the best estimate, in the opinion of Seller, acting reasonably, for those current assets and liabilities of Sonoran that are not capable of actual determination as of the Closing Date.

Code: means the Internal Revenue Code of 1986, as amended.

Conditions Precedent: as defined in Section 5.2.3.

Connection Fees: as defined in Section 2.3.4.

Consent: means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

Contracts: as defined in Section 3.1.11(a).

Dispute: as defined in Section 8.1.

Districts: means the 387 Domestic Water Improvement District and the 387 Wastewater Improvement District.

Effective Date: The Effective Date of this agreement shall be March 30, 2005.

Environmental Laws: mean all Applicable Laws, regulations, standards, requirements, ordinances, policies, guidelines, orders, approvals, notices, permits or directives, or parts thereof, pertaining to environmental or occupational health and safety matters, in effect as at the date hereof.

Excluded Assets: as set forth in Schedule 3.1.28.

Existing Service Area: means the area covered by the CC&N and certain other areas as to which, as of the Effective Date, PVU and SCW have either applied, or have entered into agreements obligating PVU and SCW to apply, to the ACC to extend the CC&N, which Existing Service Area is depicted on Schedule C to the LOI.

Feasibility Period: as defined in Section 5.2.

Financial Statements: as defined in Section 3.1.4.

GAAP: means generally accepted accounting principles as in effect in the United States of America as determined by the Financial Accounting Standards Board from time to time applied on a consistent basis as of the date of any application thereof.

Governmental Approval: means any Consent of, with, or from any Governmental Authority.

Governmental Authority: means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

Hazardous Substance: means any substance, material or waste which is regulated by Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

ICFA: means an Infrastructure Coordination and Finance Agreement.

Indemnified Party: as defined in Section 7.3.

Indemnifying Party: as defined in Section 7.3.

Initial Payment Date: as defined in Section 2.3.1(b).

IOA: means the Interim Operating and Bulk Water & Wastewater Services Agreement” dated April 14, 2005.

Knowledge of the Seller: as defined in Section 3.1.30.

Leased Real Property: means all real property interests granted, acquired, and/or established pursuant to the Leases.

Leases: means the real property leases, subleases, licenses and occupancy agreements pursuant to which the Companies are the lessee, sublessee, licensee or occupant and which are described in Section 3.1.11 and Section 3.1.13. Without limiting the foregoing, the term “Lease” does not include easements.

Lien: means any mortgage, deed of trust, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

Liquidated Damages: Seller and Purchaser acknowledge that it is impractical and extremely difficult to fix, prior to the execution of this Agreement, the actual damages that Purchaser would sustain in the event of a breach of any warranty or representation contained in this Agreement and/or the refusal by Seller to close escrow and therefore have agreed that liquidated damages, as defined in Section 6.3(c) and Section 6.4 are reasonable estimates of Purchaser’s probable damages for the breaches or defaults described therein and are not penalties.

LOI: means the means the letter of intent dated April 14, 2005, from Purchaser to Seller regarding Purchaser’s non-binding expression of interest to purchase the Assets of Seller.

Losses: as defined in Section 7.1.

Management Agreements: means that certain Wastewater Treatment, Collection, and Management Services Agreement between Sonoran and the 387 WWID and that certain Water Supply and Management Services Agreement between Sonoran and the 387 DWID, both dated as of June 25, 2003.

Material Adverse Effect: with regard to Sonoran, means any event, occurrence, fact, condition, change or effect that individually or in the aggregate with similar events, occurrences, facts, conditions, changes or effects will or can reasonably be expected to result in a cost, expense, charge, liability, loss of revenue or diminution in value equal to or greater than $20,000.

Material Contract: as defined in Section 3.1.11.

New Customer: means any equivalent dwelling units within the existing or expanded service area of Sonoran, the Districts, PVU or SCW, as evidenced by residential meters placed and connected in homes occupied by home owners who are first physically connected and receive service on or after April 14, 2005.

Owned Real Property: means the real property interests owned by Sonoran which are described in Section 3.1.13(a).

Permit: means any consent, license, permission, authorization, approval, registration, permit or right-of-way issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

Person: means any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, Governmental Authority, or other entity.

Post Closing Balance Sheets: means the balance sheet prepared by Purchaser in respect of the Companies in accordance with past practices reflecting the assets and liabilities of the Companies as at the Closing Date and incorporating the actual determination of any current assets and liabilities of the Companies which were estimated for the purpose of the Closing Date Balance Sheets.

Purchase Price: as defined in Section 2.3.

Purchaser: as defined in the first paragraph to this Agreement.

Purchaser Indemnitees: as defined in Section 7.1.

PVU: means Palo Verde Utilities Company.

Sale: as defined in Section 2.1, subject to the terms of the Agreement.

Schedules: means each of the schedules and exhibits attached to and made a part of this Agreement.

SCW: means Santa Cruz Water Company.

Seller: as defined in the first paragraph to this Agreement.

Seller Indemnitees: as defined in Section 7.2.

Seller’s Materials: as defined in Section 6.2.

Subject Territories as defined in Schedule 2.3.2.

Tax or Taxes: means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, privilege, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, transfer ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’

compensation, payroll, health care, registration, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

Tax Return: means any return, report, declaration, form, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Water Meter Consideration: as defined in Section 2.3.3.

ARTICLE 2

PURCHASE AND SALE OF THE ASSETS; CLOSING

2.1 Sale and Purchase of Assets. Seller hereby agrees to sell all of the Assets of Sonoran to PVU and SCW, which are wholly owned subsidiaries of GWR, including all rights of the Seller in the capital and profits of Sonoran, all rights to distributions and the right to exercise all of the rights, privileges, powers and remedies of Sonoran as the operator of the 387 DWID and the 387 WWID, and Purchaser agrees to cause PVU and SCW to purchase the Assets of Sonoran from Seller.

2.2 Closing. The Closing of the sale and purchase of the Assets, which shall include the transfer of assets and the obligation to make payment in accordance with the terms and conditions stated herein, shall occur at the time this Agreement is executed

2.3 Purchase Price. Subject to adjustment as provided in Sections 2.4 through 2.7, the total purchase price (the “Purchase Price”) to be paid for the Assets shall be and consist of the following:

2.3.1 Initial Purchase Price. The Initial Purchase Price payable for the Assets shall be Seven Million One Hundred Ninety Six Thousand Eight Hundred and Two and No/100 Dollars ($7,196,802.00) paid as follows:

(a) $100,000.00, as an earnest money deposit, which is already on deposit at First American Title Insurance Company (“Escrow Agent”), 4801 East Washington Street, Suite 110, Phoenix, Arizona 85034 (Attention: Carol Peterson), and being held by the Escrow Agent in an interest bearing account.

(b) The balance of the Initial Purchase Price, Seven Million Ninety Six Thousand Eight Hundred and Two and No/100 Dollars ($7,096,802.00), shall be paid upon the later to occur of the issuance of the CC&N and the termination of the Management Agreements (with the exception of normal post termination provisions) (Initial Payment Date), provided however that if the Initial Payment Date has not occurred by December 1, 2005, GWR shall pay Seller interest monthly at an annualized rate of 7.5% on the balance of the Initial Purchase Price by cash, cashier’s check or other immediately available funds and the Initial Purchase Price shall be deferred at GWR’s election and paid in full on the later to occur of the issuance of the CC&N or the termination of the Management Agreements (with the exception of normal post termination provisions), by cash, cashier’s check or other immediately available funds. No such interest shall be due and payable prior to February 1, 2006. In the event that the Initial Purchase Price is paid in full prior to February 1, 2006, no interest payment shall be due and owing.

2.3.2 Additional Purchase Consideration. Purchaser shall pay Seller an additional Ten Million, Five Hundred Thousand and No/100 Dollars ($10,500,000.00) paid upon sale of homes or equivalent dwelling units evidenced by the sale of a home by the builder of that home to a homeowner as evidenced by the water meter no longer being in the homebuilder’s name within the Subject Territories (Schedule 2.3.2) after April 14, 2005, to be paid as follows unless the Initial Payment Date has not occurred:

(a) $2,500,000 paid upon the Sale of 2,500 Homes; and,

(b) $3,750,000 at the Sale of an additional 2,500 Homes; and,

(c) $4,250,000 at the Sale of an additional 5,000 Homes.

If the Initial Payment Date has not occurred at the time that any payment in this section 2.3.2 becomes due and owing, such payment shall be deferred at GWR’s election and made at the time of payment of the Initial Purchase Price with interest at 7.5% annualized from the date such payment would have been due until the payment is made.

2.3.2.1 Payment of Additional Purchase Consideration. Irrespective of absorption rates or the milestones established by Section 2.3.2 (b) and (c), any unpaid balance of the Ten Million and No/100 Dollars ($10,000,000.00) as it relates to Section 2.3.2 only will be paid in full upon the anniversary of ten (10) years of the Initial Payment Date. Seller shall only be entitled to the additional $500,000 over $10,000,000 if the Sale of 10,000 Homes occurs within 10 years of the Initial Payment Date.

2.3.3 Water Meter Consideration. The Seller shall be entitled to Additional Consideration based on the water meters placed and connected in the Subject Territories (Exhibit C to the LOI - Item 12, specifically excluding items 1,2,3,4,5,6,7 (except as noted in ¶ 2.3.4), 9 and 10) as the meters are installed as evidenced by the water meter no longer being in the homebuilder’s name. For each residential meter placed and connected in the Subject Territories for a period not to exceed eighteen years (18) from the Initial Payment Date, the Seller shall be entitled to Three Hundred and No/100 Dollars ($300) per meter, paid annually in arrears by February 28th of the year following the subject year. For each residential meter placed and connected in the Subject Territories (Exhibit C to the LOI - Item 3 & 4) for a period not to exceed eighteen years (18) from the Initial Payment Date, the Seller shall be entitled to One Hundred and Fifty No/100 Dollars ($150) per meter, paid annually in arrears by 28 February of the year following the subject year.

2.3.4 Connection Fees. The Seller, or its Affiliates, shall be entitled to additional compensation that shall be computed, for convenience only, as a reduced rate or discount in all lands the Seller or its Affiliates own in the Limited

Subject Territories (Exhibit C to the LOI - Item 9). This computation shall be equivalent to Five Hundred and No/100 Dollars ($500) per meter less than the then prevailing rate (per the then terms (which, among other terms, includes a CPI adjustment) of the GWR ICFA referred to herein as the “Fees”) established by Purchaser for the area within the Subject Territories. The mechanism for payment may be set up as a payment or a discount by mutual agreement, provided that if it is a payment it shall be payable within thirty (30) days following Purchaser’s receipt of the Fees. Notwithstanding the above, the rate established for the property known as La’Osa (approximately 17,000 acres) shall be $2,800.00 per equivalent dwelling unit (there shall be no $500 discount for the L’Osa acreage) plus the applicable CPI adjuster utilized in the standard GWR ICFA”) payable at final plat in accordance with the GWR ICFA then in effect. The fee rate for the property known as Vistoso in 387 North shall be $2800.00 subject to no CPI adjustment payable at final plat. Purchaser shall pay Seller $550 per unit within thirty (30) days following receipt of the fees on the Vistoso property in 387 North only as reflected on Schedule 2.3.4. Any fees owed by Seller to Purchaser for any lands subject to this paragraph shall be due at Final Plat, notwithstanding the terms in existing ICFA.

2.3.5 Additional Payments. GWR shall cause to be paid within three days of Closing all debts and obligations of Sonoran that it is required to pay pursuant to the LOI and all trade payables as of March 30, 2005, as referenced in 2.4(b), all as set forth on schedule 2.3.5.

2.4 Liabilities.

2.4.1 Assumed Liabilities. On the Closing Date, but effective as of the Effective Date, GWR shall assume and agree to discharge the following liabilities of Seller (the Assumed Liabilities):

2.4.1.1 All liabilities, obligations and debts shown on Seller’s March 30, 2005 balance sheet to the extent set forth on schedule 2.3.5.

2.4.1.2 All liabilities, obligations and debts of any kind or nature related to the day to day operation of the Assets after March 30, 2005.

2.4.1.3 The obligations assumed by GWR in the IOA.

2.4.1.4 All obligations shown on Schedules 3.1.6 and 3.1.11.

2.4.2 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Retained Liabilities shall mean every liability, debt or obligation of Seller other than the Assumed Liabilities, including but not limited to:

2.4.2.1 Any liability to indemnify, defend or reimburse under the Management Agreements for matters occurring or arising prior to March 30, 2005.

2.4.2.2 Any liability to indemnify, defend or reimburse prior members of Seller.

2.5 Allocation The Purchase Price shall be allocated in accordance with Exhibit 2.9. After the Closing, the parties shall make consistent use of the allocation specified in Exhibit 2.9 for all Tax purposes and in all filing, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation. The parties further agree the consideration received by Seller pursuant to Sections 2.3.2, 2.3.3 and 2.3.4 shall be deemed received in exchange for intangible assets and accounted for as an open transaction recognizable by Seller when actually paid by Purchaser to Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller to Purchaser. The Parties agree that all representations and warranties contained herein shall survive and be enforceable for two years from Closing. As of the date hereof and as of the Closing Date, Seller hereby represents and warrants to Purchaser as follows:

3.1.1 Authorization, etc. Seller has duly executed and delivered this Agreement. This Agreement and any agreements executed by Seller in connection herewith constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, moratorium, and similar laws affecting creditors’ rights generally, and to the availability of equitable remedies (whether asserted at law or in equity).

3.1.2 Seller Status. Sonoran is a limited liability company duly organized, validly existing, and in good standing under the laws of Arizona with full power and authority to carry on its business and to own, lease and operate its properties as and in the places where such business is conducted and such properties are owned, leased, or operated. Sonoran is duly qualified or licensed to do business and is in good standing in Arizona, which is the only jurisdiction in which the Company’s operations or the character of the properties owned, leased, or operated by it makes such qualification or licensing necessary. Seller has delivered to Purchaser complete and correct copies of Sonoran’s articles of organization, as amended and in effect on the date hereof. Sonoran is not in violation of any of the provisions of its articles of organization or other organizational documents.

3.1.3 No Conflicts, etc. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to the Seller or any Affiliate of the Seller, or any of the properties or assets of the Seller, (ii) the articles of organization or operating agreement or other organizational documents of the Seller, (iii) the Districts (subject to the Districts’ consent), or (iv) any Material Contract to which the Seller is a party or by which Seller or any of its respective properties or assets, may be bound or affected (including any contract or agreement between Seller, Sonoran or any Affiliate thereof). Other than as set forth in the LOI or in this Purchase and Sale Agreement, no Governmental Approval or other consent is required to be obtained by Seller or Sonoran in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and no notice to any Governmental Authority is required to be given by Seller, Purchaser or Sonoran before the Closing Date in connection with the transactions contemplated hereby.

3.1.4 Financial Statements. Seller has delivered to Purchaser unaudited financial statements of Sonoran for the periods ended December 31, 2004, and March 31, 2005 (collectively, the “Financial Statements”), including in each case a balance sheet, and a statement of income and retained earnings. The Financial Statements are complete and correct in all material respects, accurately reflect the assets, liabilities, and results of operations and financial condition of Sonoran as of their respective dates. Sonoran does not owe any obligations and is not subject to any liability other than those obligations and liabilities (i) that are expressly stated in this Agreement (including, but not limited to Schedules 2.3.5, 3.1.6 and 3.1.11), or (ii) that are set forth in the financial statements dated March 31, 2005 provided to the Purchaser.

3.1.5 Solvency. Seller is not insolvent, nor has Seller committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The transactions contemplated by this Agreement will not cause Seller to become insolvent or to be unable to satisfy and pay its debts and obligations generally as they come due.

3.1.6. Absence of Undisclosed Liabilities. Except as disclosed on Schedules 3.1.6 and 3.1.11, Sonoran has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, arising out of or relating to Sonoran, except as and to the extent specifically disclosed or reserved against in the Financial Statements or specifically taken into account in the calculation of the Working Capital. No overcharges have been collected by Sonoran; there are no unapproved line extension agreements for which approval is necessary; there are no due and unpaid refunds on any line extension agreement or any advances in aid of construction; there are no due and unrefunded security deposits; there are no due and unrefunded meter deposits.

3.1.7 Taxes.

(a) Seller has delivered to Purchaser complete and correct copies of all Tax Returns filed by or with respect to Sonoran, its assets or operations since January 1, 2004. Sonoran has filed all Tax Returns that Sonoran was required to file prior to the date hereof. To the Knowledge of Seller, and in its reasonable belief, all such Tax Returns were correct and complete in all material respects. All Taxes owed by or attributable to Sonoran (whether or not shown on any Tax Return) with respect to Tax Returns the due date of which (as extended, if applicable) preceded the date hereof have been paid.

(b) With respect to each taxable period for Sonoran ending prior to the date hereof:

(i) there is no action, lawsuit, taxing authority proceeding or audit or claim for refund now in progress, pending or threatened against or with respect to Sonoran regarding Taxes;

(ii) there are no Liens on the assets of Sonoran or on any of the Assets relating or attributable to Taxes (other than Liens on assets of Sonoran for sales, use and payroll Taxes not yet due and payable) and Seller has no knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on any asset of Sonoran or on any of the Assets;

(iii) Sonoran has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

3.1.8 Operation of Business. Since January 1, 2005, Sonoran has conducted its business only in the ordinary course consistent with prior practice, until the Effective Date.

3.1.9 Litigation. Except as set forth on Schedule 3.1.9:

(a) There is no action, claim, demand, lawsuit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory, or otherwise, in law or in equity, pending or, to the Knowledge of Seller, overtly threatened against Sonoran or in any way affecting Sonoran, its assets or its business or relating to the transactions contemplated by this Agreement, and there is no valid basis for the same.

(b) Sonoran is not a party to, or bound by, any decree, order, injunction, settlement agreement or arbitration decision or award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the properties, assets, personnel or business activities of Sonoran; and

(c) No citation, free, or penalty has been levied or asserted against the Company under any Environmental Law or any other Governmental Authority.

3.1.10 Ownership. Seller owns all legal and beneficial right, title and interest in and to the Assets, free and clear of any and all Liens. Except for this Agreement, there are no outstanding agreements or commitments (contingent or otherwise) obligating Seller to sell or transfer any of the Assets. There are no ownership transfer restrictions or member agreements in effect other than those set out in Sonoran’s operating agreement.

3.1.11 Material Contracts. Except as set forth herein:

(a) Schedule 3.1.11 lists all agreements, contracts, commitments, and other instruments and arrangements (whether written or oral) of the types described below by which the Company or any of its assets, businesses, or operations receive benefits, or to which the Company is a party, or by which the Company is bound, other than insignificant contracts entered into in the ordinary course of business consistent with past practice (the “Material Contracts”):

(i) leases, licenses, permits, franchises, insurance policies, warranties, guarantees, Governmental Approvals, and other contracts concerning or relating to the Company’s real property,

(ii) contracts for capital expenditures in excess of $50,000 each;

(iii) performance bonds, completion bonds, bid bonds, suretyship agreements and similar instruments;

(iv) joint venture., partnership, and similar contracts involving a sharing of profits and/or expenses;

(v) agreements providing for the leasing to or by the Company of personal property;

(vi) Line Extension Agreements; and

(vii) agreements or instruments under which the Company has acquired or holds its Water Rights; and

(b) Pursuant to the terms of the LOI, Seller has delivered to Purchaser complete and correct copies of all written Material Contracts, together with all amendments thereto.

(c) All Material Contracts are in full force and effect and

enforceable against Contract.

3.1.12 Insurance. Schedule 3.1.12 contains a complete and correct list and summary description of all insurance policies maintained by or for the benefit of the Seller. Seller has delivered to Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Seller has complied in all material respects with the terms and provisions of such policies. The Seller is not aware of any circumstances which might give rise to any claim under the policies listed on Schedule 3.1.12 (except the Lennar lawsuit related claim).

3.1.13 Real and Personal Property. To the knowledge of the Seller:

(a) Sonoran has good, clear, record, marketable or insurable title to its assets and properties, including real property, free and clear of any and all Liens, other than (i) statutory Liens for Taxes not yet due, (ii) Liens incurred or deposits made in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and those Liens described in Schedule 3.1.13(a) (collectively, the “Permitted Liens”). The real and personal property of the Company constitute all of the assets necessary for the continued conduct of the Business after the Closing in substantially the same manner as presently being conducted.

(b) Schedule 3.1.13(b) contains a complete and accurate list of all owned real property (except easements which are reflected on final plats). To the Knowledge of Seller, there are no unrecorded or oral leases, arrangements, agreements, understandings, options, contracts or rights of first refusal affecting or relating to any of the real property. Permanent, legal access is available to the real property (except easements) from a dedicated public right-of-way (except as noted).

(c) Neither Seller nor Sonoran has received, and Seller is not aware of, any notification, restriction, or stipulation from a Governmental Authority requiring any work to be undertaken on any real property or threatening the use of any real property. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings affecting any portion of any real property. Sonoran’s use of its real property for the various purposes for which such real property is used is permitted under all applicable zoning requirements and is not subject to any permitted nonconforming use or structure classification (Purchaser is aware of the City of Maricopa CUP, the Tortosa red tag, or requirements and pending permitting applications listed on Schedule 3.1.13(c) which are hereby excluded from this representation and the actions of the City of Maricopa concerning City owned utilities).

(d) There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the Knowledge of Seller, threatened with respect to any owned real property. There is no challenge or appeal brought by Sonoran that is pending regarding the amount of real estate taxes on, or the assessed valuation of, any real property for which Sonoran is responsible for the payment of taxes in respect thereof, and there has been no special arrangement or agreement entered into by Sonoran with any Governmental Authority with respect thereto.

(e) The facilities, plants, machinery and equipment of Sonoran are, in the aggregate, in good working order and condition, ordinary wear and tear excepted, and have been maintained generally in accordance with prescribed operating instructions (if any) necessary to ensure the effectiveness of equipment warranties and/or service plans.

(f) To the Knowledge of Seller, there are no historical or archeological materials or artifacts of any kind or any Indian ruins of any kind located on any part of the real property.

(g) To the Knowledge of Seller, no part of the real property is “critical habitat” as defined in the Federal Endangered Species Act, 16 U.S.C. §§ 1531 et seq., as amended, or in regulations promulgated thereunder, nor are any “endangered species” or “threatened species” located on the real property, as defined therein.

(h) The Parties acknowledge that the May 4, 2005 First American Commitment for Title Insurance contains a number of issues concerning title, access, easements and other issues that the Parties will work through in good faith to allow the conveyances anticipated above to be made as soon after closing as practicable.

3.1.14 Water Rights. The only Water Rights claimed by Sonoran as a basis to withdraw and deliver water to existing and future customers of Sonoran are Sonoran’s rights to withdraw ground water.

3.1.15 Permits. Sonoran possesses all Permits which are required in order for Sonoran to lawfully own its properties and assets and conduct its business as presently conducted (Seller is aware of the pending 208 Amendment and the City of Maricopa issues), except as otherwise set forth in this Agreement. All Permits issued to Sonoran are described on Schedule 3.1.15 and copies thereof, including copies of all related, material correspondence with the issuing or administering Governmental Authorities, have been delivered to Purchaser. Sonoran is in full compliance with the provisions of each Permit.

3.1.16 Environmental Matters.

(a) To the Knowledge of the Seller, Sonoran has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to its real property, the ownership and operation of its equipment and the conduct of its business. It has not received any written communication alleging that Sonoran currently is not in compliance with any applicable Environmental Law. There is no Environmental Claim pending or, to the Knowledge of Seller, threatened, against Sonoran. No real property owned by Seller is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA) or any comparable state list.

(b) To the Knowledge of Seller, neither it nor any other Person acting under its direction or on its behalf has caused or taken any action or is aware of any action that could reasonably result in, and Sonoran is not subject to, any material liability or obligation relating to (i) the environmental conditions on, under, or about any of its real property at the present time or in the past, including the air, soil, and ground water conditions of such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Substance.

(c) Seller has made available to Purchaser all (and not withheld from Purchaser any) information, including all studies, analyses, and test results, in the possession, custody, or control of or otherwise known to Seller or Sonoran relating to (i) the environmental conditions on, under, or about any real property, or other properties or assets owned, leased, operated, or used by Sonoran or any predecessor in interest thereto at the present time or in the past (ii) environmental conditions or requirements relating to the operation of the Business at the present time or in the past; and (iii) any Hazardous Substances used, managed, handled, transported, treated, generated, stored, disposed of, or released by Sonoran or any other Person on, under, about, or from its real property, or otherwise in connection with the use or operation of any of the properties and assets of Sonoran, or its business. There are no above-ground or underground storage tanks, located on any real property presently owned, leased, operated or used by Sonoran.

(d) Notwithstanding any of the foregoing paragraphs contained in this Section 3.1.16, the Parties’ acknowledge that the utility infrastructure consists of above ground and underground facilities and structures normally used in the provision of the type of utility services that are being acquired under this Agreement.

3.1.17 Compliance with Applicable Law. To the knowledge of Seller and except as otherwise set forth in this Agreement and on attached schedules hereto, it and its business are in material compliance with all applicable laws governing, affecting or relating to it, its properties and assets, its personnel and its business, including federal, state and/or local laws, statutes and regulations relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination. Without limiting the generality of the foregoing, it has satisfied all of its obligations to date with respect to the filing of annual reports with the ADWR and ADOR (Arizona Department of Revenue Property Tax Report).

3.1.18 No Guarantees. None of the obligations or liabilities of Sonoran is guaranteed by or subject to a similar contingent obligation of any other person, and Sonoran has not guaranteed and is not subject to any similar contingent obligation in respect of the obligations or liabilities of any other person. There are no outstanding letters of credit, surety bonds, or similar instruments of Sonoran.

3.1.19 Seller’s Records. The books and records of the Seller are complete and correct in all material respects. There are no false or fictitious entries on the books and records of the Company.

3.1.20 Receivables. All accounts receivable have arisen only from bona fide transactions in the ordinary course of business. A current summary of the accounts receivable has been delivered to Purchaser. To the Knowledge of Seller, there are no facts or circumstances (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables in excess of the reserves therefor set forth in the Financial Statements.

3.1.21 Accounts Payable. Sonoran has satisfied, paid and discharged its accounts payable and other current liabilities and obligations in a timely manner, except (i) for current liabilities included in the calculation of the working capital, and (ii) liabilities that are the subject of a bona fide dispute. Any and all such bona fide disputes that are currently unresolved are described on Schedule 3.1.21.

3.1.22 Intellectual Property. To the Knowledge of Seller, Sonoran has no intellectual property rights, other than properly acquired licenses of off the shelf “shrink-wrap” software products. To the Knowledge of Seller, Sonoran has not used, sold or supplied any goods or services in any manner that would constitute an infringement of the intellectual property rights of any other person. Neither Sonoran nor Seller has received any notification, warning, threat of legal action or proceeding or other written notice that Sonoran has violated or is violating the intellectual property rights of any person.

3.1.23 Employees.

(a) Seller has provided to Purchaser a detailed list of the current employees of the Seller, containing at least the following details for each such employee: (i) name; (ii) part-time or full-time status, (iii) title and/or job description, (iv) employment commencement date, (v) salary or wage, (vi) available bonus or other contingent compensation; (vii) accrued and unused vacation days; (viii) accrued and unused sick days, and (ix) details of any disciplinary problems.

(b) With respect to the Seller’s employees, there is not presently pending or existing, and there is not overtly threatened (i) any strike, slowdown, picketing, work stoppage, lookout or employee grievance process; (ii) any material charge, grievance proceeding or other claim against or affecting Sonoran (or any officer or employee thereof) relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; (iii) any union or other employee association organizational activity or other labor or employment dispute against or affecting Sonoran, or (iv) any application for certification of a collective bargaining agent.

(c) The employment of each of Seller’s employees can be terminated by it upon not more than thirty (30) days’ notice without severance, penalty or premium, other than payment of accrued salaries, wages and vacation benefits.

(d) All salaries, wages and other compensation and benefits payable to each employee of the Seller have been accrued and paid by the Seller when due for all periods through the date hereof, and, as of the Closing Date, will have been paid by the Seller when due for all periods through the Closing Date, other than with respect to any stub period existing between the Closing Date and the last scheduled payday immediately preceding the Closing Date.

3.1.24 Brokers, Finders, etc. Seller has not engaged, contracted or dealt with any person that is or would be entitled to a broker’s commission, finder’s fee, investment banker’s fee, expense reimbursement or similar payment from Purchaser or the Seller for brokering or otherwise arranging the transaction contemplated hereby or introducing the parties to each other.

3.1.25 Absence of Changes. Since March 30, 2005, the Company has conducted its business only in the ordinary course consistent with prior practice as modified by the LOI, except as otherwise set forth in this Agreement, and has not:

(i)	incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except (i) the Indebtedness and any interest thereon, and (ii) current liabilities for trade or business obligations incurred in the ordinary course of business consistent with prior practice;

(ii)	discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent, or otherwise, whether due or to become due, other than current liabilities shown on the Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

(iii)	mortgaged, pledged or subjected to Lien, any property or assets, tangible or intangible;

(iv)	sold, transferred, leased to others, or otherwise disposed of any assets, except in the ordinary course of business consistent with prior practice, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(v)	received any notice of termination of any Material Contract or suffered any damage, destruction, or loss (whether or not covered by insurance) in excess of $10,000;

(vi)	made any material change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe, or severance benefit or vacation pay, to or in respect of any director, officer, employee, consultant, Affiliate, or agent of Sonoran;

(vii)	instituted, settled, or agreed to settle any litigation, action, or proceeding before any court or Governmental Authority, however Purchaser is aware of claims Seller has against various governmental entities that have not yet been filed and those set forth on Schedule 3.1.9;

(viii)	entered into any transaction, contract, or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder’s fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby, other than such fees or other expenses or Taxes which are payable solely by Seller and as to which neither Sonoran nor Acquirer will have any liability or obligation;

(ix)	written up the carrying value of any of Sonoran’s assets;

(x)	suffered any material loss of customers or received any notice of any pending material loss of customers;

(xi)	entered into or assumed any obligations under any material employment, compensation or consulting agreement or any collective bargaining agreement with any Person or group, or modified or amended in any material respect the terms of any such existing agreement;

(xii)	materially amended, modified, or terminated, or agreed to amend, modify, or terminate, any existing Material Contract;

(xiii)	amended its articles of organization or other constituent company documents;

(xiv)	made any change or modification in Sonoran’s accounting practices, policies, or procedures.

3.1.26 Accuracy of Representations. No representation, warranty, statement, schedule or information furnished by Seller to Purchaser in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

3.1.27 Modification of Representations and Warranties. Each of the foregoing representations and warranties shall be deemed modified by any matter expressly set forth or expressly disclosed herein or in the Schedules hereto. Certain information set forth in the Schedules may be included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

3.1.28 All Assets. Except as set forth on Schedule 3.1.28, the assets of the Seller include all assets, rights, properties and contracts, the use of which is necessary or appropriate for the continued conduct by the Seller of its business substantially in the manner as it was conducted prior to the Closing, including the service of all utility customers in substantially the same manner and substantially the same service levels as provided by the Seller on the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the assets shown on Schedule 3.1.28 (“Excluded Assets”) are not part of the sale and purchase contemplated hereunder and are excluded from the Assets and shall remain the property of Seller after the Closing.

3.1.29 Notice and Cure. Without regard to the terms of Article 6 herein, if Purchaser determines that any representation contained herein is wrong, mistaken, incomplete or in any way inaccurate, Purchaser shall provide Seller with written notice of same and Seller shall have ten calendar days to take such action so as to make such representation true, alter, modify, or withdraw the representation with Seller’s prior consent not to be unreasonably withheld.

3.1.30 Knowledge of the Seller. For purposes of the representations and warranties contained in Section 3.1 of this Agreement, Knowledge of the Seller means the actual or constructive knowledge of Jeff Schneidman, Jerry Witt and Richard Maes.

3.2 Representations and Warranties of Purchaser to Seller. As of the date hereof and as of the Closing Date, Purchaser hereby represents and warrants to Seller as follows:

3.2.1 Company Status; Authorization, etc. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite limited liability company action of Purchaser. Purchaser has duly executed and delivered this Agreement. This Agreement is a valid and legally binding obligation of Purchaser.

3.2.2 No Conflicts, etc. The execution, delivery, and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (i) the certificate of formation or operating agreement of Purchaser, (ii) at Closing, any Applicable Law applicable to Purchaser or any of its properties or assets or (iii) any contract to which Purchaser is a party or by which it or any of its respective properties or assets may be bound or affected.

3.2.3 Litigation. There is no action, claim, suit, or proceeding pending, or to the knowledge of Purchaser, threatened, by or against or affecting Purchaser in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

3.2.4 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Purchaser who would be entitled to make a valid claim against Seller for any brokerage commission, finder’s fee or similar compensation.

ARTICLE 4

COVENANTS

4.1 Exclusivity and Confidentiality. All negotiations, terms of agreement, agreements or any other information, directly or indirectly related to the transaction set forth herein, shall be kept confidential by the parties hereto and not shared with any third party without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser and Seller shall have the right to discuss the structure of this transaction (and seek approvals as necessary) with all governmental entities or agencies as a part of any post-Closing efforts as set forth herein. No portion of this Agreement shall be disclosed without prior notice and approval, which shall not be unreasonably withheld, to the other Party.

4.3 Further Actions. Purchaser and Seller agree to use reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to complete all filings and approvals as quickly as possible after the Closing Date.

(a) Purchaser and Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with this Agreement.

(b) Purchaser and Seller, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all Consents, if any, (including, without limitation, all Governmental Approvals and any Consents required under any Contract) necessary to further the terms and conditions of this Agreement.

(c) Purchaser and Seller will, and will cause each of their Affiliates to, coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by any party to this Agreement in connection with the filings and other actions contemplated by this Agreement.

(d) At all times after the Closing Date and until such time as the Parties mutual obligations have been fulfilled, Purchaser and Seller shall promptly notify one another in writing of any fact, condition, event, or occurrence that will or may impact this Agreement, promptly upon becoming aware of the same.

4.4 Further Assurances. Following the Closing Date, Purchaser and Seller shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances, or assurances consistent with the terms of this Agreement and take such other actions consistent with the terms of this Agreement as shall be necessary, or otherwise reasonably requested by any other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

4.5 Employees. The rights of the parties to hire, retain or terminate Sonoran’s employees shall be governed by the IOA.

4.6 Non-Competition, Non-Opposition, Cooperation. Provided that Purchaser is not in default and commencing with Closing and continuing until eighteen (18) years after the Closing: a) the Seller shall not, directly or indirectly, seek to form or attempt to form a utility company to provide sewer and/or water service to any property located within twenty (20) miles of the boundary of the area set forth on Schedule 2.3.2 (The provisions of the immediately preceding sentence shall not, however, be applicable in the event Seller requests SCW and PVU to render service to a property owned by Seller and SCW and PVU are unable to provide service to such property within twenty-four (24) months from when all entitlements to said property are in place); b) Seller shall not oppose any effort by Purchaser, SCW or PVU to expand the service areas established by the certificates of convenience and necessity held by SCW and PVU and/or efforts to obtain additional certificates of convenience and necessity within the area located within twenty miles (20) miles of the boundary of the area set forth on Schedule 2.3.2. The parties shall cooperate with one another, pre and post closing, as necessary to accomplish the intent of the provisions (including the execution of all documents reasonably related thereto) of this Purchase and Sale Agreement.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Satisfaction of Conditions Precedent. The Parties agree that the conditions precedent have been satisfied to the extent necessary to Close. The Parties further agree to continue working together in good faith to obtain any additional approvals, issuance of the contemplated CC&Ns, termination of the Management Agreements, dissolution of the Districts, processing of the 208 amendment and other governmental transfers, permits and permissions needed to further this Agreement, all of which Seller shall support as requested by GWR. The remainder of this Article 5 sets out a listing of numerous items, some of which may not be needed as determined in the discretion of Purchaser, that the Parties contemplate working together to accomplish after Close.

5.2 Feasibility Period. The Feasibility Period commenced upon execution of the LOI, and ended at the Closing. However, the Seller will continue to cooperate fully with Purchaser to provide, to Purchaser complete access to Sonoran’s facilities, books, and records and shall cause the directors, officers, attorneys, accountants, consultants, advisers, and other pertinent agents and representatives of Sonoran to cooperate fully with Purchaser and its directors, officers, attorneys, accountants, consultants, advisers, and other pertinent agents and representatives in connection with Purchaser’s dealing with Sonoran and its assets, contracts, liabilities, operations, records, and other aspects of its business; provided, however, that Purchaser shall conduct all inspections within normal business hours unless prior arrangements have been made between the parties hereto.

5.2.1 Scope of Post Closing Efforts.

(a) Purchaser intends to continue to study, among other factors, the Assets of the Districts, the assets of Sonoran, environmental, maintenance, the condition of title to real and personal property, entitlements, service agreements and other contracts executed by the Districts, Sonoran, and the various markets affecting the Districts or Sonoran.

(b) Purchaser shall have the right to review and Sonoran shall make available to Purchaser for inspection and/or copying, promptly following the execution of this letter, the books and records of Seller for any activities occurring before Close or which relate to providing utility services.

(c) Purchaser may conduct various additional studies with respect to the real and personal property assets of Sonoran (if any), such as physical inspections, zoning, marketability and economic feasibility studies.

Upon prior written notice, Seller shall afford Purchaser and/or its consultants access to the real and personal property assets of Sonoran (if any) at any reasonable time for the purposes of making such inspections and studies.

(d) GWR will continue to attempt to obtain conditional consent from the effected developers for their lands to be added to the CC&N’s of Purchaser. It is acknowledged that there may exist slight discrepancies between the Sonoran Line Extension Agreement pay-back terms, and the PVU and SCW Line Extension pay-back terms. The Parties agree to work together to harmonize these terms to the prevailing and approved PVU and SCW now existing tariffs.

(e) Sonoran Utility Services shall, post Closing, provide:

1. Unconditional Final Lien Waivers from all of Sonoran’s vendors such that there is no liability associated with work in process or unfinished construction.

2. All warranties from vendors shall be assigned to GWR.

3. As-built plans and diagrams for all fitted infrastructure.

4. Assignments of any contracts for construction of value to GWR and have the balance if any terminated without recourse.

5. A Bill of Sale for the Assets of Sonoran devoid of any liens, attachments or encumbrances.

(f) Seller shall continue to use commercially reasonable efforts to cause all parties to existing and pending line extension agreements, all agreements pertaining to potential connection of new properties and/or all agreements pertaining to the annexation of new areas to the certificates of convenience and necessity held by the Districts to execute an estoppel letter in favor of Purchaser and enter into new agreements with Purchaser, in both cases in commercially reasonable forms acceptable to Purchaser in Purchaser’s sole discretion.

5.2.2 The representations and warranties of Seller set forth herein are true as of the Closing and shall survive the Closing.

5.2.3 Ownership of Assets. As of the Closing Date, there has not been any material change in the title to any of Sonoran’s assets.

5.2.4 Consents. This condition has been satisfied. Seller and Global shall continue to work to obtain any Governmental Approvals Purchaser desires and any Consents (including, without limitation, Consents required under any Contract) it desires.

5.2.5 Material Adverse Changes. Purchaser and Seller acknowledge and agree that there have been no material adverse changes since entering into the LOI. Notwithstanding the provisions of the immediately preceding sentence, except for such liabilities as are disclosed on the balance sheet attached to this Agreement as Schedule 2.5, and the off balance sheet liabilities and lease expenses disclosed on Schedule 3.1.6, Seller shall cause all other liabilities of Sonoran and the Districts to be released /paid in full.

5.2.6 Instruments of Conveyance. At the Closing, the Seller shall execute, have acknowledged and delivered to Escrow Agent for the account of Purchaser, assignments of the Assets (by Bill of Sale, Special Warranty Deed or otherwise) conveying to Purchaser all of the Seller’s right, title and interest in and to the Assets, which assignments shall be sufficient to transfer such interest, shall contain the warranty of the Seller that the Seller has and Purchaser is acquiring good title to Assets, free and clear of all liens, encumbrances, claims, rights and options of any kind or character whatsoever and otherwise in a form reasonably satisfactory to Purchaser. Additionally, Purchaser and Seller shall execute and deliver such consents and other documents and instruments as may be reasonably necessary to fully convey to Purchaser all of the rights and assets comprising the Assets and to consummate the transactions contemplated herein.

5.2.7 Property Taxes. Sonoran shall have satisfied and paid in full all outstanding property and ad valorem taxes which are due and payable prior to the Effective Date, and shall have provided to Purchaser reasonable evidence of such payments. Any such taxes for periods which include the Effective Date and are not yet due and payable shall be prorated as of the Effective Date and the portion thereof occurring prior to the Effective Date shall be treated as an account payable pursuant to Section 2.4(b).

5.2.8 Infrastructure Coordination and Finance Agreements. All of Seller’s lands within the Subject Territories (including La’Osa, Midway and Vistoso) have entered into an ICFA with Purchaser prior to Closing.

5.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Seller in its sole discretion), on or prior to the Closing Date, of the following additional conditions, which Purchaser agrees to use reasonable good faith efforts to cause to be fulfilled.

5.3.1 Representations, Performance. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date hereof. Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

5.3.2 Purchase Price and Other Payments. Pursuant to Section 2.3, Purchaser shall pay to Seller the Purchase Price on or before the Initial Payment Date, plus or minus any applicable adjustment determined pursuant to Section 2.4 and Section 2.5, by certified check or by wire transfer of immediately available funds of the balance of such amount.

5.4 Bulk Sale. Seller shall be responsible for complying with all bulk sale requirements, statutory or otherwise, and shall indemnify and defend Purchaser from any and all claims arising therefrom.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification By Seller. To the extent permitted by Applicable Law, but subject to the limitations set forth in Sections 6.4 and 6.5, Seller covenants and agrees to defend, indemnify and hold harmless Purchaser, and its officers, members, managers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Purchaser Indemnitees”) from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, amounts paid in settlement of claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional, or otherwise and whether or not resulting from third party claims), including without limitation any out-of pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder but excluding any consequential damages (collectively, “Losses”), resulting from or arising out of:

(a) any material inaccuracy of any representation or warranty made by Seller or contained in this Agreement; or

(b) any failure of Seller to perform any covenant or agreement hereunder or to fulfill any other obligation in respect hereof, including without limitation any failure to pay Taxes due prior to the Closing Date.

6.2 Indemnification by Purchaser. To the extent permitted by Applicable Law, but subject to the limitations set forth in Sections 6.4 and 6.5, Purchaser covenants and agrees to defend, indemnify and hold harmless Seller, and its officers, members, managers, directors, employees, agents, advisors, representatives, and Affiliates

(collectively, the “Seller Indemnitees”) from and against, and to pay or reimburse Seller Indemnitees for, any and all Losses resulting from or arising out of:

(a) any material inaccuracy in any representation or warranty by Purchaser made or contained in this Agreement; or

(b) any failure of Purchaser to perform any covenant or agreement hereunder or to fulfill any other obligation in respect hereof.

6.3 Indemnification Procedures. In the case of any claim by a Purchaser Indemnitee or a Seller Indemnitee (any of which, an “Indemnified Party”) for indemnification under this Article 7, notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (iii) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 6.3, including tax audits and claims, and the records of each shall be available to the other with respect to such defense.

6.4 Time Limitations. Seller will have liability with respect to Section 6.1(a) (other than with respect to claims under Sections 3.1.1, 3.1.7, 3.1.9, 3.1.10 and 3.1.16, which shall not be subject to any time limitation) only if on or before the date which is twenty-four (24) months after the Closing Date, Purchaser notifies the Seller from which it is seeking indemnification in writing of the claim, specifying the factual basis of the claim in reasonable detail to the extent then known by Purchaser. If such claim for which notice has been timely given has not been finally resolved or disposed of as of such date, then such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

6.5 Limitations on Indemnification. Neither Purchaser nor Seller shall have liability (for indemnification or otherwise) with respect to claims arising under Sections 6.1 or Section 6.2 unless and until each such Loss exceeds $1,000 and the total of all Losses with respect to such matter exceeds $25,000; provided, however, that should the aggregate amount of Losses calculated in this manner exceed $25,000, the other Party shall be entitled to indemnification for the full amount of such Losses (including the first $25,000).

ARTICLE 7

REMEDIES AND DISPUTE RESOLUTION

7.1 Disputes. The parties agree that they are subject to personal jurisdiction in the State of Arizona with respect to any claim, dispute, or other matter in controversy (herein called “Dispute”), whether based on contract, tort, statute, or other legal theory (including but not limited to any claim of fraud or misrepresentation), arising out of or related to the Agreement or the breach thereof. The parties agree that they each have all remedies available at law or in equity for any breach of this Agreement.

7.2 Venue. The parties agree that proper venue for all legal actions arising out of or related to the Agreement or the breach thereof shall be Maricopa County, Arizona.

7.3 Attorneys’ Fees. The prevailing party in any action or proceeding arising out of or related to this Agreement, with respect to any Dispute, shall be entitled to its reasonable attorney’s fees and costs in connection therewith.

ARTICLE 8

MISCELLANEOUS

8.1 Closing Costs. Seller shall be solely responsible for any city, county, state or other documentary transfer or stamp tax payable in connection with the conveyance of the Assets. Any other closing costs shall be allocated between the parties based upon local custom, as determined by Escrow Agent. Purchaser shall pay one half (1/2) of the escrow fee charged by Escrow Agent and Seller shall pay the remaining one half (1/2) of the escrow fee. Except as otherwise expressly provided in this Agreement, Purchaser and Seller shall each pay their own legal, accounting, consulting and due diligence fees and costs incurred in connection with this transaction.

8.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

8.3 Notices. All notices, demands, and other communications provided for hereunder shall be in writing and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent, or delivered (including by way of overnight courier service);

(a)	If to Purchaser, addressed to:

Global Water Resources, LLC

Deer Valley Financial Center

22601 N. 19th Avenue, Suite 210

Phoenix, Arizona 85027

Phone: (623) 580-9600

Facsimile: (623) 580-9659

Attn: Trevor Hill

with a copy to:

Burch & Cracchiolo, P.A.

702 East Osborn Road

Phoenix, Arizona 85014

Phone: (602) 274-7611

Facsimile: (602) 234-9912

Attn: Andrew Abraham, Esq.

(b)	If to Seller, addressed to:

Sonoran Utility Services LLC

1121 West Warner Road, Suite 109

Tempe, Arizona 85284

with a copy to:

Plattner, Schneidman & Schneider P.C.

4201 North 24th Street, Suite 100

Phoenix, Arizona 85016

Phone: 602-274-7955

Facsimile: 602-285-5589

Attn: Jeff Schneidman, Esq.

or, as to each party, to such other Person and/or at such other address or number as shall be designated by such party in a written notice to the other party. All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing, or (iii) three (3) days after deposit in the mail. All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.

8.4 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

8.5 Entire Agreement. This Agreement constitutes the entire agreement of Purchaser and Seller relating to the sale of the Assets and supersedes all prior or contemporaneous agreements, contracts or understandings, whether oral or written. This Agreement may be amended or modified only by a written agreement executed by Seller and Purchaser. Time is of the essence. All notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and shall be effective on actual receipt (or refusal to accept) by the intended recipient or by delivery to the address for the recipient listed above or such other address as a recipient may specify by notice.

8.6 Counterparts. This Agreement may be executed in several counterparts, in original form or by electronic facsimile, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall not be effective as between any parties unless and until one or more counterparts have been executed by each and all of the Seller and Purchaser.

8.7 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Arizona, without giving effect to the conflict of laws rules thereof.

8.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns

8.9 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser has the one-time right without the consent of, but with prior notice to, Seller to assign all (but not less than all) of its rights under this Agreement to a separate corporation of which the original Purchaser owns more than 50% of each class of outstanding shares or other securities, provided that the original Purchaser shall not be released from any obligation hereunder as a result of such assignment. Further, Seller shall not assign or pledge, directly or indirectly, its rights to the purchase proceeds or other consideration described herein without the prior written consent of GWR, which shall not be unreasonably withheld.

8.10 No Third Party Beneficiaries. Except as provided in Article 7 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective, successors, and permitted assigns.

8.11 Amendment; Waivers, etc. No amendment, modification, or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder. The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser (including but not limited to, by any of its advisors, consultants or representatives) except to the extent that Purchaser or any of such advisors, consultants or representatives knew that any such representation or warranty is or might be inaccurate.

8.12 Risk of Loss. The risk of loss or damage to any of the assets of Sonoran, the Owned Real Property or the Leased Real Property shall not in any event be borne by Purchaser prior to the Effective Date.

8.13 Interest. Any sums not paid when due pursuant to this Agreement shall bear interest from the due date thereof until paid at a per annum rate equal to the lesser of: (i) the maximum rate, if any, allowed by applicable law; or (ii) the greater of: (a) 18%; or (b) the “prime rate” as from time to time published in the Wall Street Journal as the “base rate or corporate loans posted by at least 75% of the nation’s 30 largest banks” (or equivalent) plus 2%.

8.14 Commissions. Purchaser and Seller acknowledge and agree that no brokerage commissions or finders fees shall be payable in connection with the transactions contemplated by this Agreement. Seller on the one hand and Purchaser on the other shall indemnify, defend and hold the another harmless for, from and against any claims, demands, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) incurred in connection with any brokerage commission or finders fee which Seller on the one hand or Purchaser on the other caused to be payable by the other in connection with this transaction.

8.15 Survival. Each and every provision or term of this Agreement which relates, directly or indirectly, to post-closing obligations of either Party shall survive the Closing.

8.16 Condemnation. In the event of the condemnation of all or any portion of the CC&Ns held by GWR prior to payment of the Purchase Price, its Affliates or successors to the right to provide water and/or wastewater service in the Subject Territories and/or to any geographic area involved in payment of any portion of the Purchase Price, the Parties agree to work together in good faith with respect to the condemnation proceeding so that the Parties receive the consideration and benefits as provided for in this agreement. GWR shall notifiy Seller within ten days of any notice of any such condemnation action. Seller shall have the right to intervene in any such condemnation action and GWR will not oppose such intervention.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SONORAN UTILITY SERVICES, GLOBAL WATER RESOURCES, LLC LLC

By:		By:
Its:	Manager	Its	President & CEO

Schedule 2.9

Tax Allocation

FFE	$34,000.00
Meters	$226,000.00
Leasehold Improvements	$4,530.00
Vehicles	$2,550.00
Plant and Infrastructure	$12,933,920.00
Management Agreements	$6,799,000

Total	$20,000,000

Purchase and Sale Agreement

List of Schedules

Schedule number	Location Reference	Status

3.1.13(b) Real Property	P. 4 – Assets, P. 16-3.1.13(b)	See attached

Schedule Global Service Area	P. 5 – Existing Service Area	See LOI

2.3.2 Additional Consideration	P. 8 – Subject Territories; P. 9 – 2.3.2; P. 25 – 4.6	Outlined in Sale Agreement

2.5 Balance Sheets	P. 9 – 2.3.1; P. 11 – 2.5; P. 24 – 4.1; P. 27 – 5.2.8	See attached*

3.1.6 Undisclosed Liabilities	P. 13 – 3.1.6	See attached

3.1.9 Litigation	P. 14 – 3.1.9, P. 21 – 3.1.25 (vii)	See attached

3.1.11 Contracts	P. 15 – 3.1.11	See attached

3.1.12 Insurance	P. 16 – 3.1.12	See attached

3.1.13 (a) Permitted Liens	P. 16 – 3.1.13(a)	See attached

3.1.13 (c) Nonconformances	P. 16 – 3.1.13(c)	See attached

3.1.15 Permits	P. 17 – 3.1.15	See attached

3.1.21 Accounts Payable	P. 19 – 3.1.21	See attached

3.1.28 Excluded Assets	P. 22 – 3.1.28	See attached

Schedule Off Balance Sheet	P. 27 – 5.2.8	None

2.5 Balance Sheets	P. 9 – 2.3.1; P. 11 – 2.5; P. 24 – 4.1; P. 27 – 5.2.8	See attached*

*	under separate cover

3.1.13 (b) Owned Real Property

Sonoran Utilities

	Land / GW Description	Use	Development / Location	Status	Notes

1	McDavid LS	Lift Station	Serves Maricopa Meadows located in McDavid Industrial Park and ultimately receives flows from Alterra and Desert Cedars	Omega owns	There is a requirement to acquire a certain parcel of land for the proposed 5.6 MGD wastewater treatment plant for approximately Eight Hundred Thousand and No/100 Dollars ($800,000.00) and that this land will not be required for GWR to provide the required service. Therefore, this transaction is specifically excluded from this agreement, and will be terminated or retained by the Seller on or before the Closing. Notwithstanding the foregoing, approximately one half acre of this parcel will be needed for a lift station which Purchaser shall acquire

2	Maricopa Meadows WTP 2	Water Plant	Maricopa Meadows	Sonoran owns

3	Alterra LS	Lift Station	Alterra - serving Alterra and Desert Cedars	Sonoran owns

4	Maricopa Groves LS	Lift Station	Maricopa Groves	Pulte owns

5	Maricopa Groves WRP Maricopa Groves WTP 1	Water Rec Plant Water Plant	Maricopa Groves	387/Sonoran

6	Maricopa Groves Well	Well site	Maricopa Groves	Sonoran owns

7	Smith Farms LS	Lift Station	Smith Farms	Sonoran owns

8	Tortosa WTP	Water Plant	Tortosa	387

9	Tortosa LS	Lift Station	Tortosa	Omega owns

Easements

1	Hallcraft to Sonoran	Santa Rosa - Bowlin Rd. Easement

2	Library Easement

3	Hamilton Dr.

4	McDavid Easment

5	Senita Easement	Phase II and III

6	MG WRP	ROW

3.1.6 Undisclosed Liabilities P. 14 – 3.1.6

1.	Sonoran has a contractor named 3F Contracting whose final invoices are under dispute. Sonoran has been receiving collection calls from 3F suppliers indicating that monies paid to 3F were not used to pay their suppliers, some of whom have lien rights. The total owed by 3F to its suppliers is approximately $290,000. 3F completed work on Sonoran jobs April 8, 2005.

2.	Any obligations under existing Master Utility Agreement’s and Line Extension Agreement’s including future refunds of Contributions or Advances in Aid of Construction.

3.	Any 387 District Water Supply and Management Services Agreement or Wastewater Treatment, Collection, and Management Services Agreement contract obligations.

4.	GE Capital Lease for letter folder and mail machine ($272.80/mo. for 60 months).

5.	Grant of Easement and Temporary Construction easement – Paragon Partners (See attached letter and check stub).

6.	All costs associated with the cancellation of WRP #2 (equipment only) (real estate purchase agreement remains seller obligation).

7.	Costs associated with the dismantlement of the Tortosa Water Plant.

8.	Letters of credit to ADEQ for APP facility closure assurance for WRP #1 ($22,500) and WRP #2 ($34,900)(GWR will replace post-close)

9.	A requirement to acquire a certain parcel of land for the proposed 5.6 MGD wastewater treatment plant for approximately Eight Hundred Thousand and No/100 Dollars ($800,000.00) and that this land will not be required for GWR to provide the required service. Therefore, this transaction is specifically excluded from this agreement, and will be terminated or retained by the Seller on or before the Closing. Notwithstanding the foregoing, approximately one half acre of this parcel will be needed for a lift station which Purchaser shall obtain.

10.	Potential Liabilities arising from fire damage or pressure deficiencies (after the Effective Date)

11.	Potential Liabilities arising from exceeding Safe Drinking Water Act Maximum Contaminant Levels (after the Effective Date)

3.1.9 Litigation Schedule

1.	Lennar lawsuit

2.	Districts’ A.R.S. § 48-924(D) Notice of Hearing and related Resolution

3.	Districts’ resolutions passed in 2005

4.	Districts’ indemnification for Lennar lawsuit

5.	Johnson’s indemnification for Lennar lawsuit

6.	Any matter arising from the nitrate issue at the Maricopa Meadows well

7.	Any matter arising from the City of Maricopa CUP, zoning actions and permit actions (including, but not limited to threatened actions by the City Council and City Attorney)

8.	Threatened liens and actions by Lee’s Pipeline and its suppliers and subcontractors

9.	Threatened actions and liens by vendors, contractors, suppliers and subcontractors related to the timing of payment of trade payables

10.	Tortosa plant site removal and restoration matters

11.	Dismantling and restoration of Sonoran facilities that GWR will not commission and/or use

12.	City of Maricopa mention of condemnation of Districts/Management Agreements

13.	3F Construction for sewer, water, reclaimed water lines in Honeycutt Rd.

3.1.11 Contracts	P. 15 – 3.1.11

Verbal Contracts

Oasis Pipeliners for Smith Farms offsite water and sewer and all lift stations. Horine Electrical for all lift stations, all water plants and WRP #1 Rummel Construction for HDPE supply at various locations Weber Pump for well work at Maricopa Groves and Meadows.

Overly’s for Vault and Haul

Written Contracts	Master Utility Agreements and Line Extension Agreements for each development Lease to Global Water Resources for office trailer in Maricopa Easement agreement with Maricopa Rotary Club

Lee’s Pipeline Honeycutt Road Infrastructure $ 3,337,676.27

OTAK Various Site Plans $ 20,000.00

OTAK Library Sewer $ 6,000.00

Arizona Surveying & Mapping Honeycutt Road Water & Sewer $ 29,520.00

Dixon Environmental Services, Inc. Remote Supervising Operator $ 1,500/month $70/hour for Extra Services

Oasis Pipeliner McDavid Road Lift Station $ 283,500.00

3.1.11 Contracts	P. 15–3.1.11 Cont’d

David Evans & Associates Inc.

Water & Wastewater Master Plan & Topographic Verification–South Area

$ 58,750.00

Direcway internet service to Maricopa office

2 year contract commenced 3/30/05

Monthly fee 64.99.

Water Rights leases as follows

•	58-107406.0001 from the Red Rock Feeding Company, 180 acre-feet per year, with an addendum extending the lease period through December 31, 2005. This lease was directly to the 387 Domestic Water Improvement District (387 DWID).

•	58-100878.0001 from David and Patricia Roer, 98 acre-feet per year, with a lease period that expired February 15, 2005. It appears that the original lease was to Johnson Utilities, LLC, but it was subleased to the 387 DWID

•	58-117325.0000 from Wilbur Hansen Wuertz for 13 acre-feet per year with a lease period through December 31, 2005. The lease was to Miller Holdings, Inc., but it was assigned to the 387 DWID for use at Tortosa and Maricopa Meadows only.

Open Purchase orders as follows

Date	PO Number	Vendor	Amount	Project
10/27/04	2002WRP1	SimplexGrinnell LP	23,000.00	Wet-pipe fire sprinkler system

11/30/04	2019TWP	Brown Tank & Steel	457,835.00	Tortosa Water Plant Tank

01/05/04	2037	US Filter Control Systems	145,200.27	Monitoring System

01/17/05	2038	JC&H	31,662.00	Pumps for Smith Farms LS

01/19/05	2039	Olson Precast of Arizona	37,980.00	Alterra LS

01/19/05	2040	Olson Precast of Arizona	31,790.00	Smith Farms LS

01/19/05	2041	Olson Precast of Arizona		McDavid LS

			37,945.00
~~01/19/05~~	~~2042~~	~~JC&H~~ 	~~21,218.00~~	~~Alterra-LS~~ CANCELLED

01/19/05	2043	Ganado Painting & Wallcovering, Inc.	29,370.00	WRP1 $28,420 WP #1 $475 WP #2 $475

01/19/05	2044	National Waterworks	406,953.85	Smith Farms Water

01/19/05	2045	National Waterworks	17,360.76	Smith Farms LS

01/20/05	2046	Olson Precast of Arizona	23,485.00	Smith Farms Sewer

01/26/05	2050	Progressive Roofing	19,729.00	Roof for WRP #1

02/01/05	2051	Horine Electric Service	3,864.70	Electrical feed auto waste valve

02/01/05	2052	National Waterworks	4,047.89	8” McCrometer Flow Meter

02/03/05	2053	Horine Electric Service	111,680.00	Smith Farms LS

02/04/05	2055	National Waterworks	6,510.01	MM Water Plant #2

02/22/05	2058	Vulcan Industries, Inc.	77,197.00	WRP #2 Stair Screen and Press

02/22/05	2059	Jones & Atwood, Inc.	148,500.00	WRP #2 Grit Removal System

02/22/05	2060	Filter Technology, Inc.	105,750.00	WRP #2 Disk Filters

02/22/05	2061	Sunlight Systems	142,000.00	WRP #2 UV Disinfection System

02/22/05	2062	Aero-Mod	1,371,675.00	WRP #2 plant & belt press

02/22/05	2063	National Waterworks	16,758.61	Meadows LS Parts

02/28/05	2066	Hennesy Mechanical Sales	80,700.00	Alterra LS

02/28/05	2067	Southwest Groundwater Consultants	57,600.00	WRP #1

02/28/05	2068	Southwest Groundwater Consultants	9,800.00	WRP #2

03/04/05	2069	Data West Corporation	2,600.00	Office

03/09/05	2070	Olson Precast of Arizona	8,220.00	Alterra LS

03/15/05	2071	Hennesy Mechanical Sales	83,325.00	Palo Brea LS

03/25/05	2073	National Waterworks	14,777.56	Alterra LS

04/01/05	2074	Aero-Mod	761.45	Maricopa #1

04/12/05	2075	Olson Precast of Arizona	7,160.00	McDavid Wet Well Top

04/27/05	2076	Harrington Plastics	11,324.56	WRP #1

04/28/05	2077	Progressive Roofing	7,683.00	WRP #1

3.1.12	Insurance P. 16-3.1.12

Arch Insurance Company Commercial Package Policy #GWPKG00003 and Commercial Excess Liability Policy #GWUFP00003 provided under separate cover.

Prior periods policies from New Hampshire Insurance Co. Policy #01-UD-4067356-4/000 and Granite State Insurance Co. Policy # 02-LX-6341292-4/000 provided under separate cover.

3.1.13 (a) Permitted Liens

20-Day Preliminary Notices received from:

Weber Group

Empire Southwest

Hughes Supply Inc.

Sandvick Equipment & Supply Co.

National Waterworks

United Metro Materials

United Rentals Northwest Inc.

Hertz Equipment Rental

Rental Services Corporation-West

Olson Precast of Arizona

Lee’s Pipeline

Ganado Painting & Wallcovering

S&H Steel Company

Maverick Masonry

Dana Kepner

Simplex Grinnell LP

Brown Wholesale Electric

Royal Concrete Inc.

3.1.13 (c) Nonconformances

1.	City of Maricopa CUP for WRP #1

2.	Tortosa water plant red tag

3.	Lift station permits and site plans

4.	No permanent legal access to WRP #1

5.	Unknown legal access to Maricopa Groves Well #1

6.	Land ownership and legal access for Maricopa Meadows Lift Station

7.	Power easement for Alterra Lift Station

8.	Non-Potable Water in Maricopa Groves, Maricopa Meadows and Tortosa wells

9.	Unfinished construction and/or no approval of construction on the following Sonoran projects

Maricopa Meadows (McDavid) Lift Station

Maricopa Groves Lift Station

Alterra Lift Station

Smith Farms Offsite water and Sewer

Honeycutt Road sewer, water and reclaimed water lines

Water Plant #1

Maricopa Groves offsite water, force main and well feed lines WRP #1

10.	WRP #1 Site plan approval and completion

11.	WRP #1 Demolition and removal

12.	City of Maricopa threat of condemenation

3.1.15 Permits

UPRR pipeline crossing and electrical wireline permits at MP 899.1

UPRR temporary Right of Entry Agreement for access to WRP #1

City permit # EN2004-28 McDavid Road utilities and Lift Station

City permit # EN2004-14 Maricopa Groves 8” force main

City permit # EN2004-15 Maricopa Groves 8” well water line

City permit # EN2004-16 Maricopa Groves 12” water line

City permit # EN2004-40 Smith Farms Offsite water and sewer

Various ADEQ and Maricopa permits for ongoing construction

3.1.28 Excluded Assets

Schedule 3.1.28

Excluded Assets

ITEM	DESCRIPTION	QTY	SERIAL #	MODEL#	Status
Milwaukee sawzall	110v cord	1 each
Wrench set	Husky 140 piece set-sockets and wrenches	1 ea.
Reciprocating saw	Porter Cable–variable speed	1 ea.	058757A4001
18V Rechargeable tool set	Rigid - battery charger	1 ea.	60403-140276002
	-Sawzall	1 ea.	60403-11783
	“ –Drill	1 ea.	60403-81305
	“- Circular saw	1 ea.	60403-44022
	“ -Flashlight	1 ea.	60403-32253
	“-18v batteries	2 ea.		130254003
Ladder	24 foot fiberglass extension	1 ea.
Ladder	20 foot fiberglass extension	1 ea.
Tubing cutters	Large and small	1 ea.
Hard hats		6 ea
Steel tape	Lufkin 100 foot	1 ea
Right angle drill	Milwaukee	1 ea.	629D603300253
Respirator		1 ea		95050
Safety glasses		3 ea.
Grinder	Makita- 4 1/2” right angle	1 ea.	003037Y	9527NB
Chisels	3” with protector and 1” long	1 ea.
Air compressor	small pancake	1 ea.
Extension cords	100 foot 12/3	4 ea.
Cord splitter	2 foot - 3 way	1 ea.
Wrench	Husky 18” pipe wrench	2 ea
Wrench	Husky 24” pipe wrench	1 ea.
Hammer	Ludell 8lb sledge hammer	1 ea.
Hammer	Roughneck 4lb hammer	1 ea.
Prybar	36” Gorilla and 60” Roughneck	1 ea.
Brooms	Push type and kitchen type	1 ea.
Bosch roto-hammer	variable speed	1 ea.
Com-a-long	Maasdam	3 ea
Shovels	Round point and flat	1 ea
Shop vac	10 gallon	1 ea
Drill	Rigid 18v rechargeable hammer drill	1 ea.	60347-03854
	charger-18v	1 ea.	140276702	R841151
	batteries 18v	2 ea.	60347-137254003
Saw	Rigid 14” chop saw with 5 14” blades	1 ea.	X033008997	CM14500
Generator	Coleman-6.25kw portable	1 ea.	93271029	PM0545007	in shop
Generator	500w OHV	1 ea
Pressure washer		1 ea
Sludge pump	3” -5 hp with 2 suction and 2 discharge hoses	1 ea

Hose	1 1/2” 50’ sections	4 ea
Ladder	40 foot extension-fiber glass	1 ea
Wrenches	Husky 140 piece set	1 ea
Wrenches	Craftsman 5 piece 1 1/8” and up	1 ea
Wrench	36” pipe wrench	1 ea
Wrenches	Racheting box type-set of 6	1 ea
Safety Harness	Full body harness with short lanyard	2 ea
Roto-hammer	Hilti TE 35	1 ea
Grinder	4 1/2” Makita right-angle	1 ea	needs
Tape	300 cloth tape on reel	1 ea	repair
Laser Level	Laser, tripod, target and rod	1 ea
Safety tripod	Tripod, winch and cable for man lift	1 ea
Level	4 foot carpenter’s level	2 ea
Computer	Compaq- 80GB Laptop	1 ea
Printer	Epson	1 ea
Pipe threader	Racheting pipe threader w/ 6 dies	1 ea
Scaffold	2 section high with planks and wheels	2 ea

1	Office Trailer (Owned by Vistoso)
Misc	Desks, chairs, file cabinets (Owned by Vistoso)
1	Hewlett Packard Laptop Computer, s/n 4915132 w/ software
1	Hewlett Packard Office Jet 6120 printer s/n my4a6g854b

*	Note: Other trucks/SUV’s used by Sonoran employees are owned by Vistoso and leased to Sonoran on a quarterly basis

Any claims, rights, defenses, causes of action as to any other person or entity (this expressly excludes GWR and its Affiliates) concerning Sonoran’s formation, operations, permits, agreements, expectancies and rights arising prior to Closing.